UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

EMRISE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10346	77-0226211
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway Durham, North Carolina	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 200-3040

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Emrise Corporation (the “Company”) entered into an Executive Separation Agreement (the “Separation Agreement”) with Carmine Oliva, effective as of June 30, 2015 (the “Effective Date”) concerning the terms of the termination of Mr. Oliva’s employment as of the Effective Date in connection with the sale of the Company’s electronic devices business to DDC Limited pursuant to that certain Stock Purchase Agreement dated as of the Effective Date. As of the Effective Date, Mr. Oliva is no longer an officer, employee, or member of the board of directors of the Company or an officer, employee or member of the board of directors of any subsidiary or affiliated entity of the Company. The Separation Agreement was executed and delivered on August 21, 2015 and became effective upon the expiration of Mr. Oliva’s right to revocation by August 28, 2015.

Pursuant to the Separation Agreement, the Company has agreed to provide compensation and other benefits owed to Mr. Olivia in accordance with that certain Amended and Restated Executive Employment Agreement between the Company and Mr. Oliva, dated December 12, 2013, including, without limitation: (i) $835,048.37 payable as a lump sum on January 2, 2016; (ii) $52,654.63 for prerequisites and other amounts that are not deferred compensation, paid by the Company on August 28, 2015; and (iii) the issuance to Mr. Oliva of a warrant to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.12 per share (the “Warrant”). In consideration of the foregoing, pursuant to the Separation Agreement, Mr. Oliva has agreed that the consideration set forth therein represents settlement in full of all outstanding obligations owed to him by the Company and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates and subsidiaries, and predecessor and successor corporations and assigns and has released such parties (the “Releasees”) from, and agreed not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Oliva may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date.

On August 31, 2015, the Company issued the Warrant to Mr. Oliva. The Warrant is exercisable at any time until expiration upon the earlier to occur of (i) August 14, 2019 and (ii) the date of the complete dissolution of the Company.

The above description of the Separation Agreement and Warrant does not purport to be complete and is qualified in its entirety by the full text of such documents, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

These securities underlying the Warrant were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(2) of the Securities Act. The securities were exempt from registration under Section 4(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Separation Agreement, effective as of June 30, 2015, between the Company and Carmine Oliva

10.2	Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMRISE CORPORATION

Dated: September 4, 2015	By:	/s/ Frank P. Russomanno
	Name:	Frank P. Russomanno
	Title:	Executive Director